Jinglz, Inc.

Powerful technology for measuring audience engagement and emotion. A platform to build and run on-demand focus group tests that produce true quantitative data for emotional reaction and engagement with video content for multiple billion-dollar markets.


Jinglz
Game-changing
SOLUTIONS
for measuring audience
ENGAGEMENT
& EMOTION
emotiontrac veriview CAMPAIGNTESTER

Invest

$99.00 minimum investment

Deadline August 10, 2020
in 2 months

Share Price
$1.50

Total Raised
$0

Valuation
$20,856,908

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Jinglz has created technology and tools for measuring and verifying user experience with video content. Digital advertisers, creative agencies, content creators, and many other lucrative industries leverage video content to reach customers, build brands, promote causes & campaigns, and gain valuable insights that drive decision-making. Our AI-powered emotion detection and engagement verification products offer unique value to these markets.

RECOMMENDATIONS



"I've enjoyed wonderful success by founding, co-founding and investing in startup companies that disrupt a growing market with unique technology. Jinglz is one of those. My personal commitment of time, energy and investment as a Board Member of Jinglz is testament to my belief in the Company, its management and its incredible potential for growth."

Ron Erickson
Software Executive and Sole Investor in DoubleDown Interactive ($500 million sale in 2012)



"I personally invested in Jinglz because I see the enormous market potential for the technology they've developed. This is how Google grew to the juggernaut they are today--through digital advertising. It's a gigantic market and growing bigger every day. To be able to purchase shares at such an early stage for a company like this is an incredible opportunity."

Peter Schultz
Trading Expert and Founder of Cashflow Heaven Publishing

PROBLEM

Video content producers and advertisers are demanding more effective ways to measure audience response and engagement before investing in distribution.

Audiences are consuming more digital video content than ever before, from mobile video to streaming services and even digital advertising. This is driving marketers to focus on developing more engaging content and more efficient buying mechanisms for distribution. Content quality and methods of testing audience response remain critical impediments to spending in these markets despite their enormous growth.

The biggest spenders on video content employ traditional focus group testing to measure audience response before they invest in distribution & delivery, but this method is inefficient and presents growing challenges as spending on video content continues to rise:

- Traditional focus group models elicit dishonest responses.
- They're expensive to conduct.
- They can't be deployed quickly.
- They don't provide quantitative data that will lead to efficient spending.

And, while programmatic video ad spending was estimated to reach over $29 billion last year in the U.S. alone, the demand for greater efficiency is continually rising. That means that marketers across multiple billion-dollar industries still seek better delivery mechanisms that offer a higher return on investment:

- Quantitative response data isn't available until after a campaign is launched.
- Current platforms can't verify that the audience is engaged.
- Spending is increasing without solutions that improve efficiency.

Problem



Existing Challenges To
Video Content & Advertising
Testing The Message
Delivering The Message
Expensive
Dishonest
Time Sensitive
Mostly Qualitative
Inefficient
No Verification
PUBLISH
Publish then Measure
Rising Content Investment

SOLUTION

Solution


emotiontrac™
Build on-demand tests delivered remotely and get honest, quantitative data on emotion and engagement.
White Male
EMOTIONS EVOKED
Surprised
40%

Jinglz is solving this problem through our proprietary AI-powered emotion detection and engagement verification platform.

Our technology uses camera and audio sensors on consumer devices to detect human faces while they view video content. Their facial expressions are then analyzed to recognize emotional response to the content.

Through the use of artificial intelligence and second-by-second emotion and engagement analysis, our technology provides extremely valuable insights both for content creation and delivery:

- Our EmotionTrac technology recognizes facial expressions to measure emotional response to video content second-by-second.
- Our VeriView technology detects when a user is actually looking at the content that's being played on their device.
- We've developed a cloud-based, on-demand SaaS platform for building remotely delivered focus group tests that marketers and content creators can use to quantitatively measure audience reaction to any video content before they distribute it.
- Our first branded use of our EmotionTrac and VeriView enabled platform is now live at CampaignTester.com and includes a mobile app for test delivery that is unique in the market. We plan to expand the use of our platform beyond CampaignTester to serve other lucrative markets as well.
- We can deliver digital video ads and guarantee user engagement with every ad shown through aggregated ad delivery and licensing to other ad platforms.

Jinglz has made its core focus to develop valuable solutions for high-growth markets, and we're poised to generate revenue by meeting the industry demand for the technology we've created.

BUSINESS MODEL

Business model


Multiple Revenue Streams
emotiontrac
CAMPAIGNTESTER
AI Platform for on-demand video content testing & measurement
veriview
Licensing fees for guaranteed video ad delivery
verusmedia
Aggregated video ad platform
Jinglz
play jinglz
Contest gaming for audience building and ad revenue

The technology we've created allows us to pursue multiple streams of revenue in markets that exhibit high growth and massive potential.

We've expanded upon our initial VeriView video ad technology to create EmotionTrac, which leverages AI to recognize a viewer's emotional response to video content. The combination of these technologies enables Jinglz to develop a broad spectrum of SaaS solutions that serve multiple lucrative markets and shields our success from reliance upon a single revenue stream:

› CampaignTester.com

This first branded use of our EmotionTrac and VeriView enabled SaaS platform is live and ready for immediate revenue generation. The cloud-based app allows customers to build on-demand, remotely delivered focus group tests to audiences either defined by the customer or sourced by CampaignTester. Our pricing model includes a "pay as you go" option for individual tests delivered in cohorts of 100 viewers as well as volume packages for enterprise and agency customers.

CampaignTester pricing structure

	Standard	Silver	Gold	Platinum
Pricing	$495*	REQUEST PRICING	REQUEST PRICING	REQUEST PRICING
Multiple Users	No	✓	✓	✓
Tiered Discounts	90 Days	✓	✓	✓
Stored Test Results	90 Days	✓	✓	✓

Pay as you go pricing: First minute of video is $495 up to 100 responses. Each additional minute of video is $200.
Each additional 100 responses is $495 for the first minute of video and $200 per additional minute.
Gift Cards and Panel Audience rentals costs are additional and viewable when publishing the video test.

› VeriView Ad Tech Licensing

As a technology solution for guaranteeing video ad views on mobile devices, Jinglz has the potential to license its use to app developers and other ad platforms where digital advertising spending hit a record global high of $57.9 billion in just the first six months of 2019.

Global video ad spending



Estimated Global Video Ad Spending (2020 - 2024)
Billions
Global Market Value
(in billions)
$37.0
$35.0
$33.0
$31.0
$29.0
$27.0
$25.0
$28.9 Billion
$31.0 Billion
$32.8 Billion
$34.2 Billion
$35.1 Billion
2020
2021
2022
2023
2024

› VerusMedia

Our in-house video ad platform plans to offer the ability to aggregate ad inventory from other platforms alongside our advertiser base and generate revenue for verified ad views.

› PlayJinglz

Our mobile gaming app was the first demonstration of our VeriView technology in practical use for guaranteeing user engagement with mobile video ads. Relaunching this app can not only provide an outlet for publishing ads from VerusMedia to generate ad revenue, but we can further leverage its use as an audience source for our EmotionTrac platform solutions.

—

MARKET

Potential markets



Advertising Agencies
Market Research
Film Studios
Digital Marketing
Customer Experience
Content Creators
Research & Development
Public Relations
Litigators and Trial Lawyers
Political Campaigns
VOTE
CANDIDATES
Brand Management
BRAND

Our technology presents incredible market opportunities for Jinglz and its investors. The application of facial and emotion detection technology is expanding rapidly across multiple lucrative markets.

The Internet Advertising Bureau estimates that more than half of all video ad spending is driven by ads featuring original content. **With the global digital advertising market already surpassing $100 billion and video ad spending alone projected to reach $31 billion in 2021,** content creators and marketers need tools and products that will help improve the effectiveness of their content and the efficiency of their ad buys.

Our EmotionTrac and VeriView enabled platform meets this demand and empowers them to test and measure an audience's reaction to their content before publishing it. Further, by employing our VeriView technology through VerusMedia and licensing it to other ad networks and publishers, we're able to directly penetrate the video ad market as well.

Our EmotionTrac technology also has applications that extend far beyond marketing and advertising. Across all segments of emotion detection and recognition (EDR), **the global EDR market is projected to exceed $20 billion in 2021 and reach $33.9 billion by 2023**. In a market with such explosive growth, it's easy to see how capturing even a small initial market share can lead to massive revenues.

Projected revenue


Revenue Potential By Percentage Of Global EDR Market Share
(total estimated value: $20.4 Billion in 2021)
MILLIONS
ESTIMATED REVENUE
$51 Million
$102 Million
$204 Million
$408 Million
$612 Million
$1,020 Million
$2,040 Million
$3,060 Million
$4,080 Million
$5,100 Million
0.25%
0.50%
1.00%
2%
3%
5%
10%
15%
20%
25%
MARKET SHARE PERCENTAGE

COMPETITIVE LANDSCAPE

There are only a handful of companies currently employing similar technology within our target markets. Some of the dominant players include:

- Affectiva
- Tobii AB
- Noldus
- Realeyes OU

In all cases, the products these companies offer differ from Jinglz in their application, pricing, feature set, and delivery mechanism. Our competitive research reveals that Jinglz offers substantial product differentiation while also providing additional value to potential customers.

With such a small number of dominant players, our competition barrier is low. By raising capital in this round of funding, Jinglz plans to to stake a position within this consolidated segment of the EDR market.

Competitive landscape


Our competitive landscape.
Affectiva Inc.
✓ Emotion AI
✓ Second-by-Second Measurement
✓ Data Dashboard
✗ Integrated Mobile App
✗ Attention/Engagement Metric
✗ On-Demand Testing
✗ Audience Sourcing
Tobii AB
✗ Emotion AI
✓ Second-by-Second Measurement
✗ Data Dashboard
✗ Integrated Mobile App
✓ Attention/Engagement Metric
✗ On-Demand Testing
✗ Audience Sourcing
Jinglz
✓ Emotion AI
✓ Second-by-Second Measurement
✓ Data Dashboard
✓ Integrated Mobile App
✓ Attention/Engagement Metric
✓ On-Demand Testing
✓ Audience Sourcing
✓ AND MORE
Noldus
✓ Emotion AI
✓ Second-by-Second Measurement
✓ Data Dashboard
✗ Integrated Mobile App
✗ Attention/Engagement Metric
✓ On-Demand Testing
✗ Audience Sourcing
Realeyes OU
✓ Emotion AI
✓ Second-by-Second Measurement
✓ Data Dashboard
✗ Integrated Mobile App
✓ Attention/Engagement Metric
✓ On-Demand Testing
✓ Audience Sourcing (by Country Only)
Our competition barrier is low. The emotion detection and recognition market is consolidated due to only a few players accounting for the majority, which lowers the competition barrier for Jinglz to stake a position and capture market share.
FRAGMENTED
Highly competitive market without dominant players
EMOTION DETECTION & RECOGNITION (EDR)
CONSOLIDATED
Market dominated by 1-4 players
TOP PLAYERS
(EDR) Market
• Affectiva Inc.
• Tobii AB
• Noldus
• Realeyes OU

PROGRESS

This online public offering represents an opportunity for investors to take a position with a tech startup that has already demonstrated its ability to show amazing progress.

Since our inception, Jinglz has successfully reached new milestones with every round of funding. In the beginning, the concept was simple: find a way to verify when a mobile user is actually looking at the video ads that are displayed on their device and reward them for watching an entire ad.

We started with a basic iOS app that utilized a mobile device's sensors to detect when a person's face is looking at the screen and pauses the ad if they look away. When the ad finished playing in its entirety, the user received a small reward for their attention.

From there, we expanded our development team and started work on an Android version of the app while also building a robust contest engine that increased user engagement by giving users a way to enter hourly contests to win prizes. Then, we further expanded features to the app by adding simple trivia and coin-flip games to further enhance user engagement.

After building our beta test audience to 15,000 users, we focused on strengthening our platform's ability to scale to millions of users. At the same time, we began research and development that extended beyond our VeriView facial detection to include AI-powered emotion detection and recognition (EDR). This was the birth of EmotionTrac.

Once we successfully developed a scalable platform that leverages our VeriView and EmotionTrac technologies, we set our sites on building branded applications of this new platform to reach our target markets.

Late last year, we launched the first of these brands with CampaignTester, which allows marketers, content creators, and campaign managers to gain powerful insights into audience reaction and engagement with video content before distribution to the public. They can create their own on-demand tests delivered to targeted audience samples and measure their emotional response and engagement with the content. CampaignTester subsequently received the 2020 Reed Award for "Best Application Of Artificial Intelligence To Optimize Creative" in January of this year.

In March of 2020, Jinglz was awarded its first patent for hands and speech free control of media presentations, with two additional patent filings currently in process.

When considering investing at an early stage, it's not always easy to see a company's potential to succeed. But Jinglz has achieved big things, and our investors can see how far we've come already.

Progress

We've accomplished BIG THINGS.

FEB | 2016
MVP Development Begins

MAY | 2016
iOS Beta App Launches

JAN | 2017
Android Beta App Launches

MARCH | 2017
15,000 Beta Users Reached

AUG | 2017
Emotion Capture **Provisional Patent** Filed

NOV | 2019
Campaign Tester Launches

JAN | 2020
Best Application of Artificial Intelligence Technology to Optimize Creative. 2020 Reed Award

MARCH | 2020
Patent Awarded
Hands and Speech Free Media Control

2020 Reed Awards Winner


Jinglz
Aaron Itzkowitz

MEDIA MENTIONS

- Plexus Media to Offer Breakthrough Video Engagement Solution to Investor Marketing Clients

  Yahoo! Finance, May 26, 2020

- Political Campaigns Use Artificial Intelligence to Detect Emotion in Videos with CampaignTester™

  Markets Insider, November 19, 2019

- Exclusive: Here are the startups chosen for Pitch Madness

  St. Pete Catalyst, January 16, 2019

- Jinglz All the Way: Mobile Advertiser Closes in on StartEngine Reg CF Campaign Goal

  Crowdfund Insider, February 15, 2018

- The Pitch On Sup-X Radio: Jinglz

  Sup-X Radio, January 24, 2018

- Jinglz, Video Ad Verification App Poised to Disrupt Ad Industry

  Equities.com, December 17, 2017

- CBSMiami - Coolest New Tech Startup

  CBSMiami, April 2016

TEAM

Every tech startup needs amazing talent that spans leadership, financial management, product development, research, and operational support. Jinglz has assembled a remarkable group of directors, officers, and managers whose skills directly contribute to the success and progress we've achieved.



Aaron Itzkowitz

CEO, Founder

Prior to JINGLZ, Aaron led Successories.com. In 2014, he sold a division of the company at a substantial gain for the investors. He has extensive experience in technology management and driving growth across multiple start-ups and Fortune 100 companies. Led Hewlett Packard initiative resulting in $140 million sale.



Bill Lickson

COO

Seasoned veteran as a digital strategist and investor in several companies including startups based in Silicon Valley. Former Director of Digital Strategy at Zimmerman, part of the TBWA worldwide network. Bill brings along years of experience in the television and cable television industries.



David Markowski

CFO

30+ years growing businesses with experience in investment banking, financing start-ups and public offerings. Served as CEO and Co-Founder of Newsgrade Corporation directing corporate development and technology expansion for an $18 million software project.



Ron Erickson

Director

Served as an executive or cofounder for companies such as Microrim, GlobalTel Resources, Inc., GlobalVision, Inc, Egghead Software, Inc., and Blue Frog Media. Sole investor in Double Down Interactive, which sold for $500 million in 2012. He joined the Jinglz board of directors in October 2017.



Mark Coleman
Google, Doubleclick



Dr. Clinton Cimring
Baidu



Bernt Ullmann
Fubu, Tommy Hilfiger



Scott Henry
Apple Beats Music, Magic Leap

USE OF PROCEEDS

If the offering's maximum amount of $249,999 is raised:

Use	Value	% of Proceeds
Marketing & Sales	$112,749	45.1%
General and Administrative	$62,500	25.0%
Product Development	$25,000	10.0%
Investor Marketing	$37,500	15.0%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in Jinglz, Inc.. This offering must raise at least $10,000 by August 10, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Jinglz, Inc. may issue additional securities to raise up to $249,999, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

14,071,271 shares
× $1.50 per share

$21,106,907 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Jun 10, 2020 • Primary offering of 166,666 shares at $1.50

MORE INFO

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.